Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements No. 333-127737 and No. 333-137082 on Form S-8 of BankFinancial Corporation, of our report dated February 11, 2019, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K.
/s/ Crowe LLP
Oak Brook, Illinois
February 11, 2019